Exhibit 10.22

Second Amendment to

Executive Employment Agreement

SECOND AMENDMENT, dated as of February 11, 2017 and effective as of January 1, 2017 (this “Second Amendment”), to the Executive Employment Agreement and Assignment dated as of January 1, 2014 and the First Amendment to Executive Employment Agreement dated as of January 1, 2015 (collectively, the “Agreement”) between Mafco Worldwide Corporation, a Delaware corporation (the “Company”), and Lucas Bailey (the “Executive”).

WHEREAS, the parties desire to further amend the Agreement;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.       Amendment to Section 2.1. Section 2.1 of the Agreement entitled “The Term” is hereby struck in its entirety and replaced with the following:

“2.1 The Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on January 1, 2017 and shall end on December 31, 2018, or such later date to which the Term is extended pursuant to Section 2.2.”

2.       Amendment to Section 2.2. Section 2.2 of the Agreement entitled “End-of-Term Provisions” is hereby struck in its entirety and replaced with the following:

“2.2 End-of-Term Provisions. At any time on or after January 1, 2018, the Company shall have the right to give written notice of non-renewal of the Term. In the event the Company gives such notice of non-renewal, the Term automatically shall be extended so that it end twelve months after the last day of the month in which the Company gives such notice. From and after December 31, 2018, unless and until the Company gives written notice of non-renewal as provided in this Section 2.2, the Term automatically shall be extended day-by-day; upon the giving of such notice by the Company, the Term automatically shall be extended so that it ends twelve months after the last day of the month in which the Company gives such notice.

3.       Amendment to Section 3.1. Section 3.1 of the Agreement entitled “Salary” is hereby struck in its entirety and replaced with the following:

“3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable semi-monthly in arrears, at the annual rate of not less than $750,000 per year in 2017, less such deductions or amounts to be withheld as required by applicable law and regulations (the “Base Salary”). In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement.”

4.       No Other Change. Except as set forth herein, there are no other changes to the Agreement, which, as amended hereby, remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

MAFCO WORLDWIDE CORPORATION

By:	/s/ Paul G. Savas
Paul G. Savas, Director

/s/ Lucas Bailey
Lucas Bailey

2